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                             Arena Resources, Inc.

                             Total Authorized Issue              See Reverse for
                            50,000 Shares Par Value          Certain Definitions
                                  Common Stock


This is to certify that________________ is the owner of_________________________
fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed. Witness, the seal of the Corporation and the signatures of its duly authorized officers dated



____________________________                    ________________________________
                                                                       President
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